EXHIBIT 10.13

130 Shaftesbury Ave, Suite 3.19
London W1D 5EU
United Kingdom

October 2nd, 2007

Bark Corporation A/S
Sølvgade 10, 5th floor.
DK-1307 Copenhagen K

Attention: Bent Helvang

Dear Sirs:

Re:	The Registration and Listing of Bark Corporation A/S (“Bark”) Common Stock

This letter summarizes our discussions and represents our proposal for the direct registration and listing of Bark and its issued share capital on the American Stock exchange (“AMEX”).

Summary of Proposal
It is our understanding that Bark is incorporated in Denmark and owns a number of wholly-owned operating subsidiaries in Denmark.

On this basis we propose a two-stage listing of Bark’s shares on the AMEX exchange consisting of an initial quotation of Bark’s shares on the United States National Association of Securities Dealers Over-the-Counter Bulletin Board (the “OTCBB”) and a subsequent listing of Bark’s shares on the AMEX.

AMEX listing Requirements
Our initial discussions were based upon the listing of Bark’s shares on AMEX. AMEX has certain defined minimum listing requirements for all companies seeking to list on its exchange. These requirements must be met in order for Bark to list on AMEX; if these are not already met we must agree the next steps to ensure they are covered.

The listing standards applicable are:

Criteria	Standard 1	Standard 2	Standard 3
Pre-Tax Income	$750,000	N/A	N/A
Market Capitalization	N/A	N/A	$50 million
Market Value of Public Float	$3 million	$15 million	$15 million
Minimum Share Price	$3 / share	$3 / share	$2 / share
Operating History	N/A	2 years	N/A
Shareholder equity	$4 million	$4 million	$4 million
Shareholders / Public Float Shares			800/500,000 or 400/1,000,000

It is our understanding that Bark at the moment does not meet these criteria, hence we propose that the listing of Bark’s shares on AMEX be achieved in a two-step process.

Overview of the Proposed Listing Process in the United States
The process of listing Bark’s shares involves the following elements:

  Satisfying Bark’s due diligence of Exwal Inc. after which Bark will complete a Reverse-Take-Over “RTO” of Exwal Inc., a privately held US company with 37 investors, whereby the shareholders of Bark will exchange their Bark shares for 12,964,548 shares in the common stock of Exwal Inc. giving Exwal Inc. a total amount of 16,205,686 shares issued.

  It is a on the conclusion of this transaction, Exwal Inc. will change its name to Bark Corp Inc. “Bark Corp” or such similar name, and Bark will be Bark Corp’s wholly-owned subsidiary.

  Bark Corp will register its share capital in the United States through the filing and acceptance of an effective registration statement in Form S-1 with the United States Securities and Exchange Commission (the “SEC”). On the conclusion of this, Bark Corp. will be a reporting company in the United States with its share eligible for trading on the OTCBB.

  Subsequent to Bark Corp’s registration of its shares on OTCBB, Bark Corp would then use the listing and its business success to build out its shareholder base, increase its share price and thus its market capitalization to the point it meets one of the AMEX listing standards once achieved, Bark Corp would then seek a graduation of its listing to AMEX which is accomplished through the preparation, submission and negotiation of a listing application to AMEX through a sponsoring market specialist.

  DeBondo will liaise with the Exwal Inc. existing shareholders and on a best effort basis ensure an orderly exit for the shareholders.

The process will be as follows, with approx timelines in brackets:

Objective	Time to completion (cumulative)
Preparation of Bark Corp’s GAAP / GAAS Financial Statements by a registered auditor.	30 – 45 days
Preparation of Form S-1 registration statement and prospectus	30 – 45 days
Filing and Approval of S-1 registration Statement and prospectus with the SEC	60 – 90 days
Application for and listing of Bark Corp’s shares on OTCBB including preparation of Form 211 filing	60 – 90 days
Building of shareholder base and share price on OTCBB	60 – 90 days
Application for and completion of graduation of Bark Corp’s shares to AMEX market	30 – 60 days
Engagement of required AMEX specialist market maker to sponsor Bark Corp’s listing	30 – 60 days

Several of the above noted objectives are overlapping. Consequently, we estimate the following times lines:

(a)	listing of Bark Corp on OTCBB 3 – 4 months after commencement of the listing process
(b)	approximately 1 – 2 months to build out shareholder base and meet AMEX listing criteria
(c)	listing of Bark Corp on AMEX 1 – 2 months after engagement of AMEX market maker specialist

Proposal
DeBondo Capital proposes to provide the advisory services necessary to meet the objectives laid out above and the services will include:

  Consulting with Bark and all relevant professionals and regulatory bodies to structure and package Bark for the most efficient AMEX listing and market valuation post-listing on both the OTCBB and AMEX;
  Provide and make available a US holding company with 37 investors, which enable Bark to fast- track its listing on OTCBB;
  Introduce Bark to our broker/dealer network (PacificWave Partners Limited) and its institutional investors and secure $10m in funding which will be released to Bark Corp as per agreement with PacificWave Partners Limited;
  Arrange for Bark and its management team investor-relation road shows in both North America and Europe post listing to ensure maximum exposure and secure the further funding needed for Bark Corp’s continued acquisition strategy.

In consideration of providing these services, Debondo’s fee would consist of:

Cash Fee

  An initial payment of $25,000 due and payable on submission of Bark’s Form S-1 registration statement with the SEC (upon SEC approval).
  A payment of $200,000 on final receipt and acceptance of Bark’s Form 211 with NASD (issue of ticker symbol);
  A payment of US$25,000 due and payable upon Bark’s shares being registered on the AMEX exchange.

Equity Fee

  There will be no equity fee payable to DeBondo.

In addition to all fees and equity outlined above Bark will cover all the professional fees of the listing, including but not limited to professional fees of lawyers, auditors, accountants, filing costs, investor relations and commissions. DeBondo anticipate the cost of listing Bark on OTCBB will amount to approximately $150,000, a more detailed budget will be submitted once Bark has provided a full due diligence package to DeBondo and its SEC attorneys as the level of complexity of ownership structure of Bark and its subsidiaries might add to the overall cost of the listing.

The parties agree that in addition, DeBondo will (through its network of advisors) facilitate an introduction to Bark for any corporate communications program that Bark may wish to undertake the terms and costs of which Bark and DeBondo agree will be negotiated as a separate agreement between the relevant parties.

This letter agreement is governed and construed in accordance with the laws of England and Wales. However any disagreements regarding this contract shall be final and binding settled by the Danish institute of Arbitration (Danish Arbitration) in accordance with the roles adopted by said institute.

This offer is subject to the following conditions:

  Completion of a due diligence of Bark, satisfactory to DeBondo in its sole discretion which will initially and immediately require DeBondo to have access to a full and updated business plan as well as full financials.

  DeBondo and Bark agreeing to a proposed listing value, market capitalization, listing share pricing and proposed free-trading float which is accomplished in with our market analysts, specialized marketmaker and the AMEX.

  Completion of a due diligence of Exwal Inc., satisfactory to Bark in its sole discretion which will initially and immediately require Bark to have access to a full and updated business plan as well as full financials.

  A signed NDA from DeBondo in regarding to Bark strategies and financials.

The terms and conditions of the proposal set out herein constitute a binding contract between the parties upon execution of this letter.

Bark have the full right to at any time to stop the process if it develops unexpectedly and against the goals set in this contract in any event Bark agrees to pay any outstanding balances owed to professional advisors, approved by Bark.

Yours sincerely,

DEBONDO CAPITAL LIMITED

Per: /s/ Ulrik Debo

_______________________________
Authorized signatory

Agreed and Accepted by Bark effective the 2nd day of October, 2007.

Bark Corporation A/S

Per: /s/ Bent Helvang

_______________________________
Authorized signatory